EXHIBIT 2

                                                               BROWN [LOGO]
                                                               BROTHERS
                                                               HARRIMAN

March 6, 2003

Mr. John H. Westerbeke, Jr.
President
Westerbeke Acquisition
150 John Hancock Road
Taunton, MA 02780

Dear Jack:

      We are pleased to inform you that Brown Brothers Harriman (the "Bank") has approved a $5,000,000 secured demand line of credit and a $1,000,000 term loan for Westerbeke Acquisition (the "Borrower"). The terms and conditions of this commitment letter are contingent upon the consummation of the proposed merger of Westerbeke Acquisition and Westerbeke Corporation. The credit facilities will be subject to no adverse change and the following terms and conditions:

FACILITY #1

Borrower:               Westerbeke Acquisition

Facility:               The lesser of $5,000,000 or eighty (80%) of
                        eligible accounts receivable less than 90 days from the invoice date plus forty (40%) of inventory with an inventory cap of $3,500,000.

Type:                   Demand Line of Credit

Use of Proceeds:        General corporate purposes and letters of credit

Pricing:                At the option of the borrower:

                        BBH&Co.'s "Base Rate" or

                        Libor plus 2.50%

Fees:                   None

Security:               All assets (with no junior encumbrances) excluding
                        the building and equipment financed by the IRB.

BROWN BROTHERS HARRIMAN & CO.
40 WATER STREET, BOSTON, MA 02109-3661
www.bbh.com TEL. 617.742.1818


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FACILITY #2

Borrower:               Westerbeke Acquisition

Facility:               $1,000,000

Type:                   5 year Term Loan

Amortization:           Straight-line amortization, paid quarterly
                        beginning November 1st, 2003.

Use of Proceeds:        To finance the purchase of Westerbeke stock

Pricing:                At the option of the borrower:

                        BBH&Co.'s "Base Rate" or

                        Libor plus 3.50%

Fees:                   None

Security:               All assets (with no junior encumnbrances) excluding
                        the building and equipment financed by the IRB. The outstandings on the term loan will reduce availability on the line of credit.

Financial Covenants:    Covenants will be tested quarterly. See attached
                        spreadsheet.

Other Covenants:        Standard for this type of facility, including
                        monthly borrowing base certificates and
                        satisfactory legal documentation.

Expenses:               Legal costs are the responsibility of the Borrower.

Jack, we value the relationship and look forward to continue working together. Please call me if you have any questions.

Sincerely,


/s/ Suzanne L. Dwyer

Suzanne L. Dwyer
Vice President


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